Rocket Fuel Files Registration Statement for Proposed Follow-On Offering
REDWOOD CITY, Calif., January 22, 2014 -- Rocket Fuel Inc. (Nasdaq:FUEL) announced today that it has filed a registration statement on Form S-1 with the Securities and Exchange Commission relating to a proposed public offering of shares of its common stock.  Rocket Fuel is proposing to offer 2,000,000 shares and certain selling stockholders are proposing to offer 3,000,000 shares.  In addition, certain of the selling stockholders are expected to grant the underwriters a 30-day option to purchase up to 750,000 additional shares of common stock from them.  Rocket Fuel will not receive any of the proceeds from the sale of the shares that are proposed to be sold by the selling stockholders.

Credit Suisse, Citigroup and Goldman, Sachs & Co. will be acting as joint book-running managers for the offering. Credit Suisse and Citigroup will be acting as representatives of the underwriters for the offering. Needham & Company, Oppenheimer & Co., Piper Jaffray and BMO Capital Markets will be acting as co-managers.
The offering will be made only by means of a prospectus. A copy of the prospectus, when available, may be obtained by mail from the offices of Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, by calling (800) 221-1037 or by emailing a request to newyork.prospectus@credit-suisse.com; or Citigroup Global Markets Inc. c/o Broadridge Financial Solutions, 1155 Long Island Ave., Edgewood, New York 11717, by calling (800) 831-9146 or by emailing a request to batprospectusdept@citi.com; or Goldman, Sachs & Co. attention: Prospectus Department, 200 West Street, New York, New York 10282, by calling (866) 471-2526 or by e-mailing a request to prospectus-ny@ny.email.gs.com.
A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective.  These securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Investor Relations Contact:
Alex Wellins
The Blueshirt Group
(415) 217-5861
ir@rocketfuel.com